UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2014

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36344	45-3174872
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Regulation FD Disclosure

On August 12, 2014, Ignyta, Inc. (“Ignyta”) issued a press release announcing its results of operations for the quarter ended June 30, 2014. The full text of such press release is furnished as Exhibit 99.1 to this report.

In accordance with General Instruction B.2. of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On August 11, 2014, Ignyta appointed Adrian Senderowicz, M.D., as Ignyta’s Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs, effective immediately. Prior to joining Ignyta, Dr. Senderowicz, 50, was Vice President, Global Regulatory Oncology at Sanofi, a position he held from September 2013 to August 2014. Prior to Sanofi, Dr. Senderowicz was Chief Medical Officer at Tokai Pharmaceuticals from July 2012 to March 2013. From July 2008 to March 2012, Dr. Senderowicz held positions of increasing responsibility, including Senior Medical Director, Oncology Clinical Development, at AstraZeneca.

Before his tenure at AstraZeneca, Dr. Senderowicz spent four years in a variety of leadership positions at the U.S. FDA Division of Oncology Drug Products in the Center for Drug Evaluation and Research. Prior to his work with the FDA, Dr. Senderowicz held a variety of clinical and research positions, including head of the Prostate Cancer Clinic and Chief, Molecular Therapeutics Unit, with the National Cancer Institute/National Institutes of Health. Dr. Senderowicz holds both an M.D. and an Instructor of Pharmacology degree from the School of Medicine at the Universidad de Buenos Aires in Argentina.

Dr. Senderowicz’s annual base salary will be $375,000. Dr. Senderowicz will also be eligible to participate in cash or other bonus plans at the discretion and upon the approval of Ignyta’s Board of Directors. Further, Dr. Senderowicz will be eligible to receive grants of equity awards under Ignyta’s 2014 Incentive Award Plan (the “Ignyta Plan”) or any other equity compensation plan the Board of Directors may approve and adopt in the future, at the discretion of the Board of Directors. As with Ignyta’s other employees, Dr. Senderowicz does not have a formal employment agreement with Ignyta, and will not have such an agreement unless and until the Board of Directors, or a committee thereof, and Dr. Senderowicz approve the terms of any such agreement. As a result, the amount of Dr. Senderowicz’s annual base salary, cash or other bonus compensation, equity compensation or any other form of compensation he may receive may be modified at any time at the discretion of the Board of Directors.

Dr. Senderowicz will also receive a signing bonus of $50,000 (the “Signing Bonus”), and Ignyta will pay directly to Dr. Senderowicz’s previous employer, Sanofi, the amount owed by Dr. Senderowicz to Sanofi related to his relocation to Massachusetts (the “Relocation Payment”), subject to a maximum amount of $200,000. Both the Signing Bonus and the Relocation Payment will be grossed up for applicable taxes and other withholdings. Should Dr. Senderowicz voluntarily leave the company within twenty four months of his employment start date, Dr. Senderowicz will be responsible for reimbursing Ignyta a prorated portion of such amounts, subject to certain exceptions as set forth in Dr. Senderowicz’s employment offer letter agreement with Ignyta dated August 1, 2014 (the “Offer Letter”).

In connection with his appointment, Ignyta has granted to Dr. Senderowicz a stock option award to purchase 250,000 shares of Ignyta’s common stock under the Ignyta Plan at an exercise price equal to the closing price of Ignyta’s common stock on the Nasdaq Capital Market on August 11, 2014. The option award agreement will be consistent with the standard option award agreement under the Ignyta Plan, and the options will vest on Ignyta’s standard four-year vesting schedule, with 25% of the shares subject to the award vesting on the first anniversary of his commencement of employment and 1/36th of the remaining shares subject to the award vesting each monthly anniversary thereafter, subject to Dr. Senderowicz’s continued employment by Ignyta on each vesting date.

In addition, Dr. Senderowicz will be eligible to participate in Ignyta’s 2013 Severance and Change in Control Severance Plan (the “Severance Plan”) as a “Tier 2 Covered Employee,” provided that for purposes of severance benefits not in connection with a Change in Control (as such term is defined in the Severance Plan), Dr. Senderowicz shall be entitled to the benefits of a “Tier 1 Covered Employee” under the Severance Plan. The terms and provisions of the Severance Plan are set forth in Ignyta’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2013, which description is incorporated herein by reference.

There are no family relationships between Dr. Senderowicz and any of Ignyta’s current or former directors or executive officers. Dr. Senderowicz is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

A complete copy of the Offer Letter is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of Dr. Senderowicz’s employment is qualified in its entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter Agreement dated August 1, 2014 between Ignyta, Inc. and Adrian Senderowicz, M.D.

99.1	Press Release, dated August 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2014	IGNYTA, INC.

	By:	/s/ Jonathan E. Lim, M.D.
	Name:	Jonathan E. Lim, M.D.
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Offer Letter Agreement dated August 1, 2014 between Ignyta, Inc. and Adrian Senderowicz, M.D.

99.1	Press Release, dated August 12, 2014